Exhibit 19

Insider Trading Policy

BACKGROUND

The board of directors of MEI Pharma, Inc. (the “Company” or “MEI Pharma”) has adopted this Insider Trading Policy (the “Policy”) for our directors, officers, employees and consultants (collectively, “Insiders”) with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information, directly or indirectly, to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission and the Nasdaq Stock Market, investigate and are very effective at detecting insider trading.

The SEC, together with the U.S. Attorneys, pursue insider trading vigorously. Cases have been successfully prosecuted against trading by employees at all levels through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect

MEI Pharma’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Chief Financial Officer, at 858-369-7111 or the Company’s Compliance Officer by e-mail at Compliance@MEIPharma.com.

PENALTIES FOR NONCOMPLIANCE

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1)

Imprisonment, (2) criminal fines and (3) civil fines of up to 3 times the profit gained, or loss avoided.

Controlling Person Liability. If MEI Pharma fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of a significant fixed monetary penalty amount or 3 times the profit gained or loss avoided, as well as a significant criminal penalty fine. The civil penalties can extend personal liability to MEI Pharma’s directors, officers and other supervisory personnel, if they fail to take appropriate steps to prevent insider trading.

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Company Sanctions. Failure to comply with this Policy may also subject you to MEI Pharma imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in violations of law.

SCOPE OF POLICY

Persons Covered. As a director, officer, employee or consultant of MEI Pharma or its subsidiary, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in MEI Pharma securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in MEI Pharma securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in

MEI Pharma’s securities. It includes trading in the securities of other firms, such as customers or suppliers of MEI Pharma and those with which MEI Pharma may be negotiating major transactions, such as a corporate collaboration, license, acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms. The prohibition on insider trading in this Policy also applies to trading in the securities of all other companies from which you have obtained material nonpublic information in the scope of your employment.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities in hedging transactions such as put and call options and short and long sales, convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

STATEMENT OF POLICY

No Trading on Inside Information. You may not trade in the securities of MEI Pharma, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with MEI Pharma.

No Tipping. You may not pass material nonpublic information directly or indirectly on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

No Recommendations. You may not make recommendations or express opinions to any person about trading in securities of MEI Pharma on the basis of material nonpublic information, even if the specific material nonpublic information is not shared with the other party. You may not also answer questions or provide information, including material nonpublic information, about MEI Pharma and its business affairs to outsiders unless specifically authorized to do so, or as required by law.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

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Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, MEI Pharma’s board of directors has adopted certain Pre-Clearance Procedures. All Insiders of MEI Pharma may not engage in any transaction involving MEI Pharma’s securities (including an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer or if the Company’s Chief Financial Officer is unavailable, by the Chief Executive Officer. A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction whenever possible. The Chief Executive Officer himself may not trade in MEI Pharma securities unless the Company’s Chief Financial Officer or, if the Company’s Chief Financial Officer is unavailable, the Company’s Chief Operating Officer, has approved the trade(s) in accordance with the procedures set forth in this Policy. The Chief Financial Officer himself may not trade in MEI Pharma securities unless the Company’s Chief Executive Officer or, if the Company’s Chief Executive Officer is unavailable, the Company’s Chief Operating Officer, has approved the trade(s) in accordance with the procedures set forth in this Policy. However, none of the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (each, the “Applicable Compliance Officer”) is under any obligation to approve a trade submitted for pre-clearance, and such Applicable Compliance Officer may determine not to permit the trade.

Stock Trading Periods (“Windows”) and Related Procedures. All Insiders of the Company are subject to certain Windows-Related Procedures. In general, Insiders of MEI Pharma may freely buy or sell the Company’s stock when the trading Window is open as long as they are not in possession of material nonpublic information and they first obtain pre-clearance for a proposed transaction from the Applicable Compliance Officer, as explained in this Policy. However, Insiders may not buy or sell the Company’s stock when the Window is closed. Officers of the Company will notify Insiders, by e-mail or otherwise, that trading of MEI Pharma securities or any other company is prohibited (i.e. that the Window is closed). Windows will generally be closed during the following time periods:

• Quarterly Closed Window Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning after the last trading day of each quarter end and ending after the second full business day following the release of the Company’s earnings for that quarter.

• Closed Window Periods for Interim Earnings Releases and Event-Specific Releases. The Company may on occasion issue interim earnings guidance or other potentially material information such as execution of an important contract or product development milestone, by means of a press release, SEC filing on Form 8-K, other SEC filing or other means designed to achieve widespread dissemination of the information. You should anticipate that the window will also be closed while the Company is in the process of assembling the information to be released until the second full business day following the release of that information.

Windows may also be closed during times that the Company’s General Counsel in consultation with the Company’s appropriate executive officers deems appropriate.

Exceptions for Approved 10b5-1 Plans. In certain circumstances, the Company may adopt a 10b5-1 selling program under Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after prior review and consent of the Company’s Chief Executive Officer

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and Chief Financial Officer. 10b5-1 selling programs generally may not be adopted when the Window is closed and may only be adopted while the person adopting the program is not aware of any material nonpublic information. Trades by individuals in the Company’s securities that are executed pursuant to such an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and Windows. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading programs that meet certain requirements. Once the program is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The program must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to any independent third party. Additionally, the 10b5-1 plan must include a representation certifying that (i) at the time the 10b5-1 plan was adopted or modified the Insider was not aware of material nonpublic information and (ii) the Insider adopted or modified the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

Any individual who wishes to enter into a 10b5-1 plan must submit the 10b5-1 plan to the Company for prior written approval. Subsequent modifications, amendments, replacements, or early terminations of any 10b5-1 plan must also be pre-approved by the Company. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time.

10b5-1 plans for directors and Section 16 officers are prohibited from trading in MEI Pharma securities pursuant to a 10b5-1 plan until the later of (i) 90 days following the 10b5-1 plan’s adoption or modification or (ii) two business days following MEI Pharma’s disclosure of its financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (the “Covered Insider Cooling-Off Period”); provided, however, the Covered Insider Cooling-Off Period shall not exceed 120 days following the adoption or modification of the 10b5-1 plan. An individual who is not an Insider must comply with all applicable requirements of Rule 10b5-1, including, without limitation, any required cooling-off periods.

In connection with an Insider’s entry into any 10b5-1 plan, the Insider agrees to promptly provide to MEI Pharma upon request any information relating to the 10b5-1 plan that would assist MEI Pharma in timely satisfying its disclosure obligations in connection with required Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, proxy statements, filings on Forms 3, 4, and 5, and other SEC filings.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Note that inside information has two important elements - (1) materiality and (2) public availability.

Materiality. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all the facts and circumstances, however, common examples of material information are:

• Projections of future earnings or losses or other earnings guidance.

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• Earnings which are inconsistent with the consensus expectations of the investment community.

• A pending or proposed merger, acquisition, tender offer, joint venture or an acquisition or disposition of significant assets that has a reasonable expectation of being consummated.

• A change in management.

• Results of clinical trials, whether such results are overly positive, negative or as expected.

• Major events regarding MEI Pharma, generally, including the commencement or termination of corporate collaborations, receipt of governmental grants, the execution of licenses, financial developments, or patent or product developments,

both positive and negative.

• Severe financial liquidity problems.

• Actual or threatened major litigation or the resolution of such litigation.

• New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.

• Major events regarding MEI Pharma’s securities, including the declaration of stock split or the offering of additional securities.

• E-mails or other notices prohibiting the trading of MEI Pharma securities (i.e.

opening or closing the Window) or any other company.

•
Knowledge of a significant data security, privacy or cybersecurity incident.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Public Availability. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule and pursuant to this Policy, information is considered nonpublic until after the second full trading day after the information is released. For example, if the Company announces financial earnings after trading begins or ends on a Monday or before trading begins on a Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time and you have received pre-clearance on the transaction from the Applicable Compliance Officer). However, if the Company announces earnings after trading begins or ends on that Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Friday.

DEFINITION OF “TIPPING”

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In addition to being forbidden from using material non-public information to trade in securities for your own advantage, you are also prohibited from tipping material non-public information – even if you do not share the specifics of the Inside Information – to any other Insider, or to any other person (including, but not limited to, friends, business associates, spouses, or other family members), who then trades on, or passes along, that information. Under the securities laws, both the discloser (“tipper”) and recipient (“tippee”) of material non-public information are liable for violations and you will be held accountable for trading by your family members and related entities.

Material non-public information must be protected. Common sense applies. Avoid inadvertent communication. For example:

•
Do not discuss new developments in public places such as elevators, hallways, restaurants, airplanes, taxicabs, or any place where you can be overheard.
•
Do not gossip.
•
Do not read documents with material non-public information in public places or discard them where others can retrieve them.
•
Do not carry documents with material non-public information in public places in an exposed manner.
•
Cover documents with material non-public information on your desk before you leave your office or room and do not leave them where visitors can read them.
•
Do not copy documents with material non-public information for personal use, without express consent of a supervisor.

Do not disclose material non-public information to other MEI Pharma personnel unless they have a legitimate business need to be made aware of such information.

ADDITIONAL GUIDANCE

MEI Pharma considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term, speculative transactions, including derivatives or hedges, in or related to the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in the Company’s securities is subject to the following additional guidance.

Short Sales. You may not engage in short sales of the Company’s securities, defined as sales of securities that are not then owned, including a “sale against the box,” defined as a sale with delayed delivery.

Publicly Traded Options. You may not engage in transactions in publicly traded options with respect to the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Exercising Stock Options. You may exercise your vested options to purchase shares of common stock of the Company. However, any sale of those shares is subject to the prohibition

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on trading in the securities under this policy. This prohibition applies to cashless exercises and sales made to cover any tax liability arising from the exercise of the options. Thus, if you choose to exercise stock options when the window is closed or you are in possession of material non-public information, then you must hold all of the shares of stock purchased upon such exercise until the window is open or the inside information is no longer material or is publicly available.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. However, as previously explained in this Policy, trades by individuals in the Company’s securities that are executed pursuant to a pre-approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and Windows.

Margin Accounts and Pledges. When securities are held in a margin account or pledged as collateral for a loan, such securities may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances result in unlawful insider trading. Because of this danger, you should exercise caution in holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to your transactions in MEI Pharma securities even after you have terminated your employment or other services to MEI Pharma as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in MEI Pharma securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in MEI Pharma securities upon the expiration of any closed Window period that is applicable to your transactions at the time of your termination of employment or services.

UNAUTHORIZED DISCLOSURE

Maintaining the confidentiality of MEI Pharma’s information is essential for competitive, security and other business reasons, as well as to comply with securities laws and the confidentiality obligations you have promised to the Company upon commencing your employment or other affiliation with the Company. You should treat all information you learn about MEI Pharma or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose MEI Pharma and you to significant risk of investigation and litigation.

The timing and nature of MEI Pharma’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about MEI Pharma by the press, investment analysts or others in the financial community be made on MEI Pharma’s behalf only through authorized individuals. Please consult MEI Pharma’s Non-Disclosure policy in the Company’s Employee Handbook for more details regarding its policy.

PERSONAL RESPONSIBILITY

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You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, MEI Pharma may take disciplinary action, including dismissal for cause.

COMPANY ASSISTANCE

Your compliance with this Policy is of the utmost importance both for you and for the Company.

If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Chief Financial Officer at 3611 Valley Centre Drive, San Diego, CA 92130 or 858-369-7111. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

CERTIFICATION

All employees must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that employees must sign is enclosed with this Policy. This Policy is dated March 18 2020 and supersedes any previous policy of MEI Pharma, Inc. concerning insider trading.

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MEI PHARMA, INC.

INSIDER TRADING POLICY CERTIFICATION

To MEI Pharma, Inc.:

I, _____________________________ (name), have received and read a copy of the MEI Pharma, Inc. Insider Trading Policy dated [•], 2023 (the “Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with MEI Pharma, Inc. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other service relationship with MEI Pharma, Inc.

(Signature) (Date)

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